Exhibit 10.1

LOAN AGREEMENT

March 10, 2005

Staktek Holdings, Inc.

8900 Shoal Creek Boulevard

Suite 125

Austin, Texas 78757

Ladies and Gentlemen:

This Loan Agreement (the “Loan Agreement”) will serve to set forth the terms of the financing transactions by and between Staktek Holdings, Inc., a Delaware corporation (“Borrower”), and Guaranty Bank (“Bank”). Terms used herein and not otherwise defined are used with the meanings given such terms in Exhibit A attached.

1. Credit Facilities

Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents, Bank hereby agrees to provide to Borrower the credit facilities described below (collectively, the “Credit Facilities”):

1.1 Revolving Credit. Subject to the terms and conditions set forth herein, Bank agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the Closing Date and continuing through and including 11:00 a.m. (Austin, Texas time) on the Maturity Date, such amounts as Borrower may request hereunder (the “Revolving Credit”); provided, however, the total principal amount outstanding at any time shall not exceed the Credit Limit. If at any time the aggregate principal amount outstanding under the Revolving Credit shall exceed an amount equal to the Credit Limit, Borrower agrees to immediately repay to Bank such excess amount, plus all accrued but unpaid interest on the amount of principal prepaid. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. All advances under the Revolving Credit (individually, an “Advance” and, collectively, the “Advances”) are sometimes collectively called the “Loans”.

1.2 Letter of Credit Facility. Subject to the terms and conditions of this Loan Agreement, Bank shall issue letters of credit for Borrower’s account (collectively, the “Letters of Credit”). Bank’s obligations under the Letters of Credit shall expire on or before thirty (30) days prior to the Maturity Date. The aggregate amount of the Letter of Credit Obligations (as hereinafter defined) shall not exceed the Letter of Credit Limit. The obligation of Bank to issue each Letter of Credit is subject to the fulfillment to the satisfaction of Bank of the conditions set forth elsewhere in this Loan Agreement and of the following further conditions:

(a) Borrower shall have executed and delivered to Bank a Letter of Credit Agreement; and

(b) Borrower shall have satisfied each of its obligations and the conditions set forth in Section 4 of this Loan Agreement; and

(c) No Event of Default or Default shall then exist hereunder; and

(d) The aggregate amount of all of the Letters of Credit shall not exceed a sum equal to the Maximum Committed Amount, less the outstanding principal amount of all Advances under the Revolving Credit; and

(e) Borrower shall have paid the Issue Fee to Bank.

2. Credit Provisions

2.1 Promissory Note. The obligation of the Borrower to repay the Advances shall be evidenced by a promissory note (together with any renewals, extensions and increases thereof, the “Note”) duly executed by Borrower and payable to the order of Bank, in form and substance acceptable to Bank. Interest on the Note shall accrue at the rate set forth therein. The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Loan Agreement.

2.2 Guarantors. As a condition precedent to Bank’s obligation to make the Advances to Borrower and to issue the Letters of Credit, Borrower agrees to cause all of the Material Subsidiaries to each execute and deliver to Bank one or more guaranty agreements (collectively, the “Guaranty Agreements”) in Proper Form, which Guaranty Agreements shall provide (among other things) for the unconditional guaranty of payment of the Indebtedness. Further, Borrower shall cause each Subsidiary of the Borrower which now or hereafter exists and which is or becomes a Material Subsidiary to each execute and deliver to Bank a Guaranty Agreement in Proper Form, within ten (10) days following Bank’s demand, providing for the unconditional guaranty of the payment of the Indebtedness.

2.3 Use of Proceeds. Subject to the provisions of Section 4, the proceeds of the Advances under the Revolving Credit shall be available (and Borrower shall use such proceeds) for general working capital, and to fund draws received pursuant to Letters of Credit.

2.4 Default Interest. During the continuation of (a) any Default, and (b) any Event of Default, Borrower shall pay, on demand, at Bank=s option, interest (after as well as before judgment to the extent permitted by applicable law) on the principal amount of all Advances outstanding and on all other Obligations unpaid hereunder at a per annum rate equal to the Default Rate.

2.5 Issue Fee. In consideration of the commitment by Bank to issue any Letter of Credit, Borrower hereby agrees to pay Bank an Issue Fee equal to the Applicable L/C Percent per annum of the amount of each Letter of Credit, which fee shall be calculated from the date of the respective Letter of Credit to the expiration date thereof. The Issue Fee as to each Letter of Credit which is issued shall be due and payable concurrently with the issuance by Bank of each such Letter of Credit. In the event of the issuance by Bank of any extension or renewal of a Letter of Credit, an additional fee for the extension or renewal thereof shall be payable in an amount acceptable to Bank as a condition to the issuance of an extension or renewal thereof. Nothing herein shall imply an obligation on the part of Bank to issue an extension or renewal of any Letter of Credit.

2.6 Computations and Manner of Payments.

(a) Time and Place. Borrower shall make each payment hereunder and under the other Loan Documents not later than 1:00 p.m., Austin, Texas time, on the day when due in same day funds (by wire transfer or otherwise) to Bank at Bank’s office at 8333 Douglas Avenue, Dallas, Texas 75225, to the attention of Loan Administration.

(b) Computation of Interest. Interest on Advances, and other amounts due under the other Loan Documents, shall be calculated at a daily rate based on a year of 360 days, with the daily rate so determined being applied for the actual number of days elapsed, but not exceeding the Maximum Lawful Rate. Such computations shall be made including the first day but excluding the last day occurring in the period for which such interest or payment is payable. Each determination by Bank of an interest rate hereunder shall be presumptively correct absent manifest error. All payments under the Loan Documents shall be made in United States dollars.

(c) Business Day. Whenever any payment to be made hereunder or under any other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable.

3. Representations and Warranties.

Borrower hereby represents and warrants, and upon each request for an Advance further represents and warrants, to Bank as follows:

3.1 Existence and Organization. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business and is in good standing in all other jurisdictions where the nature of its business or the ownership of its properties requires it to be so authorized. Borrower has all requisite power and authority to execute and deliver the Loan Documents. As of the Closing Date, the only Material Subsidiary is Staktek Group L.P., a Texas limited partnership.

3.2 Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary corporate action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

3.3 No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its articles of incorporation or bylaws, or any agreement or other instrument binding upon Borrower, or (B) any Governmental Requirements, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

3.4 Financial Condition. The financial statements of the Borrower dated as of September 30, 2004 and furnished to Bank (collectively, the “Prior Financial Statements”) truly disclose and fairly present the financial condition of the Borrower as of the date of each such statements. There has been no material adverse change in the financial condition or results of operations of the Borrower subsequent to the date of the Prior Financial Statement. Except for Liabilities incurred in the normal course of business and not material in amount (either individually or in the aggregate), Borrower has no liabilities, direct or contingent, that have arisen or been incurred or accrued subsequent to the date of the Prior Financial Statements.

3.5 Litigation. Except as set forth on Schedule 3.5 attached hereto, there are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Material Subsidiary, or the properties of Borrower or any Material Subsidiary, before any Governmental Authority, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower or any Material Subsidiary.

3.6 No Default. No Event of Default or Default exists at the date of this Agreement. Borrower is not in default in any respect under any Governmental Requirement binding upon or affecting Borrower or by which any of its assets may be bound or affected, or under any agreement or other undertaking or instrument to which it is a party or by which it is bound (including, without limitation, this Agreement), and nothing has occurred which would adversely affect in any material respect the ability of Borrower to carry on its business as now conducted and proposed to be conducted or to perform its obligations under any such Governmental Requirement, agreement or other undertaking or agreement.

3.7 Taxes; Governmental Charges. Borrower and each Material Subsidiary have filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and have either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

3.8 Patents, Trademarks, Franchises, Licenses, Etc. To the best of Borrower’s knowledge, Borrower and each Material Subsidiary have obtained and holds all franchises, licenses, governmental permits, leases, patents, trademarks, service marks, tradenames, copyrights, and other authorizations necessary to conduct its business as presently conducted and as proposed to be conducted (collectively, “Rights”), and each thereof is in full force and effect and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute, a default under any thereof. To the best of Borrower’s knowledge, no claim has been asserted by any Person with respect to the use of any of Rights by Borrower or any Material Subsidiary which could result in a Material Adverse Change. To the best of Borrower’s knowledge, the use of such Rights by Borrower and each Material Subsidiary does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of Borrower or any Material Subsidiary which would result in a Material Adverse Change.

3.9 Securities Acts. Borrower has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law and is not violating any material rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. Borrower is not required to qualify this Loan Agreement or any other Loan Document as an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Notes.

3.10 Governmental Requirements. Borrower is conducting its business, and the Material Subsidiaries are conducting their respective businesses, in compliance in all material respects with all Governmental Requirements imposed by any Governmental Authority (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

3.11 ERISA. Each employee benefit plan as to which Borrower or any Material Subsidiary may have any liability complies in all material respects with all applicable Governmental Requirements, and (i) no “reportable event” nor “prohibited transaction” (as defined in ERISA) has occurred with respect to any such plan, (ii) neither Borrower nor any Material Subsidiary has withdrawn from any such plan or initiated steps to do so, (iii) no steps have been taken to terminate any such plan, and (iv) there are no unfunded liabilities other than those previously disclosed to Bank in writing.

3.12 No Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any such margin stock and no part of the proceeds of any Advance will be used to extend credit to others for the purpose of purchasing or carrying any such margin stock.

3.13 Full Disclosure. Neither this Loan Agreement nor any certificate or statement or any other data furnished by Borrower in connection with the negotiation of this Loan Agreement or the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact known to Borrower necessary to make the statements contained herein or therein not misleading.

3.14 Survival of Representations and Warranties. All representations and warranties contained in this Loan Agreement and any other Loan Documents shall survive, and not be waived by, the execution hereof by Bank, any investigation or inquiry by Bank, or by the making of the Loans.

4. Conditions Precedent to Advances.

Bank’s obligation to make any advance under this Loan Agreement and to issue any Letter of Credit shall be subject to the conditions precedent that, (i) as of the date of such Advance or the date of issuance of such Letter of Credit, and after giving effect thereto (a) all representations and warranties made to Bank by Borrower in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (b) no Material Adverse Change since the effective date of the most recent financial statements furnished to Bank by Borrower shall have occurred and be continuing, (c) no Default or Event of Default shall exist, (d) the outstanding principal amount of all Advances Credit shall not exceed the Credit Limit, and (ii) Bank’s shall have received (a) all Loan Documents appropriately executed by Borrower and all other proper parties, (b) a Compliance Certificate, and (c) all other instruments, documents, agreements and certificates, and satisfaction of the conditions, set forth on the General Conditions of Borrowing attached hereto as Exhibit B. As a further condition precedent to the obligation of Bank to make any Advances or issue any Letters of Credit, Borrower shall furnish to Bank documentation that demonstrates that the proceeds of previous Advances have been used and that the proceeds of requested Advances shall be used as provided in Section 2.3 hereof. Bank’s right to approve the use of proceeds of Advances as provided in Section 2.3 hereof is for the protection and benefit of Bank only and neither Borrower, nor any third party shall have any right to rely upon Bank’s approval or disapproval, nor shall Bank be liable or responsible (a) should it fail to exercise its right to approve the use of any proceeds of Advances or (b) for the application of any proceeds in a manner not approved by Bank.

5. Affirmative Covenants.

Until (i) the Indebtedness and all other Obligations are fully paid and satisfied, and (ii) the Bank has no further commitment to make Advances or issue Letters of Credit hereunder, Borrower agrees that it will, unless Bank shall otherwise consent in writing:

5.1 Accounts and Records. Borrower shall maintain its books and records in accordance with GAAP.

5.2 Right of Inspection. Borrower shall permit Bank to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower’s books and records, at all reasonable times following three days notice (written or oral) or such lesser notice as may be reasonable under the circumstances and without notice during the continuance of a Default or Event of Default.

5.3 Right to Additional Information. Borrower shall furnish Bank with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Bank may reasonably request from time to time.

5.4 Compliance with Laws. Borrower shall conduct its business, and cause the Material Subsidiaries to conduct their respective businesses, in an orderly and efficient manner consistent with good business practices, and perform and comply in all material respects with all Governmental Requirements imposed by any Governmental Authority upon Borrower, its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

5.5 Taxes. Borrower shall (and shall cause each Material Subsidiary to) pay and discharge when due all of its respective indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or any Material Subsidiary or their respective properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any properties, income, or profits of Borrower or any Material Subsidiary; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as the legality or propriety of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings.

5.6 Insurance. Borrower shall (and shall cause each Material Subsidiary to) maintain insurance from responsible companies in such amounts and against such risks as shall be customary and usual in the industry for companies of similar size and capability, but in no event less than the amounts and types insured as of the Closing Date. Borrower shall furnish to Bank, upon request of Bank from time to time, reports on each then existing insurance policy showing such information as Bank may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy.

5.7 Notice of Indebtedness. Borrower shall promptly inform Bank of the creation, incurrence or assumption by Borrower or any Material Subsidiary of any actual or contingent liabilities not permitted under this Loan Agreement.

5.8 Notice of Litigation. Borrower shall promptly after the commencement thereof, notify Bank of all actions, suits and proceedings before any court or any Governmental Authority affecting Borrower or any Material Subsidiary or any of their respective properties which, if adversely determined, could result in a Material Adverse Change.

5.9 Notice of Material Adverse Change. Borrower shall promptly inform Bank of the occurrence of any and all Material Adverse Changes.

5.10 Additional Costs. If the imposition of or any change in any law, rule, regulation or guideline, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except U. S. federal, state or local income or franchise taxes imposed on Bank), reserve requirements, capital adequacy requirement or other obligations which would (a) increase the cost to Bank for extending or maintaining either of the Credit Facilities, (b) reduce the amounts payable to Bank under this Loan Agreement or the other Loan Documents, or (c) reduce the rate of return on Bank’s capital as a consequence of Bank’s obligations with respect to either of the Credit Facilities, then Borrower agrees to pay Bank such additional amounts as will compensate Bank therefor, within five (5) days after Bank’s written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be presumptively correct in the absence of manifest error.

5.11 Deposit/Sweep Balances. Borrower shall maintain Deposit/Sweep Balances with Bank at all times in an amount no less than $5,000,000.00.

5.12 Additional Documentation. Borrower shall execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Bank may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

6. Negative Covenants.

Until (i) the Indebtedness and all other obligations are fully paid and satisfied, and (ii) the Bank has no further commitment to lend or issue Letters of Credit hereunder, Borrower agrees that, without the prior written consent of Bank:

6.1 Nature of Business. Borrower will not make (nor permit any Material Subsidiary to make) any material change in the nature of its respective business as carried on as of the date hereof nor cease operations of its or their respective business.

6.2 Liquidations, Mergers, Consolidations. Borrower will not liquidate, merge or consolidate with or into any other entity or change the nature of its organization as a Delaware corporation, nor permit any Material Subsidiary to liquidate, merge with or into any other entity (other than a merger with Borrower, if it is the surviving entity, or a merger between Material Subsidiaries).

6.3 Indebtedness. Borrower will not create, incur or assume any Debt, nor permit any Subsidiary to create, incur, or assume any Debt, other than (a) Debt owing to Bank, (b) Debt owing with respect to which the obligee and the obligor are both Material Subsidiaries which have guaranteed the Obligations in accordance with the provisions of Section 2.2 hereof, (c) Debt owing by or to Borrower and to or from any such Material Subsidiary, (d) other Debt not exceeding the aggregate principal amount of $10,000,000.00 at any one time, and (e) intercompany Debt.

6.4 Liens; Other Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of its or their respective properties, other than Permitted Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, other than this Agreement and the other Loan Documents, or any purchase money mortgages or leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby) (a) which prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Liens upon any of its respective properties, whether now owned or hereafter acquired or (b) which prohibits or requires the consent of any Person to any amendment, modification or supplement to this Agreement or any of the other Loan Documents.

6.5 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as hereinafter defined) of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a person or entity not an Affiliate of Borrower. As used herein, the term “Affiliate” means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

6.6 Fiscal Year. Borrower shall not change its fiscal year.

7. Financial Covenants.

Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will maintain the following financial covenants:

7.1 Tangible Net Worth. Borrower will not allow its Tangible Net Worth as of the end of each month to be less than $70,000,000.00.

7.2 EBITDA. Borrower shall not permit its EBITDA to be less than $3,000,000.00 during any of its fiscal quarters.

7.3 Senior Debt to EBITDA Ratio. Borrower will maintain, as of the end of each of its fiscal quarters, a Senior Debt to EBITDA Ratio of not greater than 2.0 to 1.0.

8. Reporting Requirements.

Until (i) the Indebtedness and all other Obligations are fully paid and satisfied, and (ii) the Bank has no further commitment to lend or issue Letters of Credit hereunder, Borrower will, unless Bank shall otherwise consent in writing, furnish to Bank.

8.1 Interim Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, a consolidated balance sheet and income statement and statement of cash flow of Borrower as of the end of such fiscal quarter, all in form and substance and in reasonable detail satisfactory to Bank and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with GAAP.

8.2 Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated balance sheet and income statement and statement of cash flow of Borrower as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing acceptable to Bank.

8.3 Compliance Certificate. While any Advances remain outstanding, a certificate in the form of Exhibit C attached, signed by the President and/or Chief Financial Officer of Borrower, (i) within forty-five (45) days after the end of each fiscal quarter (including the fourth calendar quarter), and (ii) within ninety (90) days after the end of each fiscal year, in each case stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement, or if Borrower is not in compliance or is in default, stating the nature of non-compliance or default and Borrower’s plan for achieving compliance or curing such default. The certificates furnished within the forty-five (45) day period shall be based upon unaudited financial statements and those certificates furnished within the ninety (90) day period of the fiscal year shall be based upon audited financial statements.

9. Events of Default.

Each of the following shall constitute an “Event of Default” under this Loan Agreement:

9.1 The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Note or any other indebtedness owing to Bank by Borrower from time to time.

9.2 The failure of Borrower to timely and properly observe, keep or perform any covenant set forth in Section 7 hereof.

9.3 The failure of Borrower to timely and properly observe, keep or perform any other covenant, agreement, warranty or condition required herein or in any of the other Loan Documents.

9.4 The occurrence of an event of default under any of the other Loan Documents or under any other agreement now existing or hereafter arising between Bank and Borrower.

9.5 Any representation contained herein or in any of the other Loan Documents made by Borrower was false or misleading in any material respect as of the date made.

9.6 The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower to any third party under any agreement or understanding.

9.7 If Borrower: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of Borrower, either in a proceeding brought by Borrower or in a proceeding brought against Borrower and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or Borrower consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against Borrower under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming Borrower is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by Borrower; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of Borrower; or (vi) fails to pay within thirty (30) days any final money judgment against Borrower.

9.8 The liquidation, dissolution, merger or consolidation of Borrower.

9.9 The entry of any judgment against Borrower or any of its Subsidiaries awarding damages against Borrower or any Subsidiary of Borrower, whether individually or jointly and severally with others, in an amount of $10,000,000.00 or more in excess of any applicable insurance coverage, if undischarged, unbonded or undismissed within thirty (30) days after such entry.

9.10 Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Bank by Borrower at such time shall, at the option of Bank, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Bank may, at its sole discretion, require Borrower to pay immediately to Bank, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired, and (c) Bank may, at its option, cease further Advances; provided, however, concurrently and automatically with the occurrence of an Event of Default under Section 9.7 in the immediately preceding paragraph, (ii) further Advances shall cease, and (ii) the Note and all other indebtedness owing to Bank by Borrower at such time shall, without any action by Bank, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Borrower. All rights and remedies of Bank set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Bank, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

10. Miscellaneous.

10.1 Rights Cumulative. All rights of Bank under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Bank under any and all other agreements between Borrower and Bank (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Bank under the terms of any other agreement.

10.2 Waiver and Agreement. Neither the failure nor any delay on the part of Bank to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Bank, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

10.3 Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Bank and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Bank, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

10.4 Notices. All notices, requests and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person (including delivery by an express delivery service during the recipient’s regular business hours) to the officer of Borrower or of Bank, respectively, named below, or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service and addressed as follows:

If to Borrower:

Staktek Holdings, Inc.

8900 Shoal Creek Blvd., Suite 125

Austin, Texas 78757

Attn: Controller

With a copy (which shall not constitute notice) to:

Staktek Holdings, Inc.

8900 Shoal Creek Blvd., Suite 125

Austin, Texas 78757

Attn: General Counsel

If to Bank:

Guaranty Bank

301 Congress Avenue, Suite 300

Austin, Texas 78701

Attn: Mike McConnell

With a copy (which shall not constitute notice) to:

Graves, Dougherty, Hearon & Moody

401 Congress Avenue, Suite 2200

Austin, Texas 78701

Attn: Roy C. Snodgrass III

Either party may change the address to which such communications are to be sent by written notice to the other party as provided herein. Anything herein to the contrary notwithstanding, requests for Advances shall not be effective until actually received by Bank.

10.5 Savings Clause. It is not the intention of any party to any of the Loan Documents to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in any of the Loan Documents, Bank shall never be entitled to receive, collect or apply, as interest on the Loans, any amount which would cause the interest rate thereon to exceed the Maximum Lawful Rate. If Bank ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, would cause the interest rate to exceed the Maximum Lawful Rate, Borrower and Bank shall, to the maximum extent permitted under applicable laws, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal parts, the total amount of interest among all of the Loans throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that if the Loans are paid in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof would cause the interest rate to exceed the Maximum Lawful Rate, Bank shall refund to Borrower the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, Bank shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Lawful Amount. This Section 10.5 shall control every other provision of all agreements among the parties to this Loan Agreement pertaining to the transactions contemplated by or contained in any of the Loan Documents.

10.6 Construction. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in Dallas County, Texas.

10.7 Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

10.8 Expenses. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (i) the negotiation, documenting and closing the transactions reflected by the provisions of this Loan Agreement and any amendments, modifications, replacements and additions hereto and to the other Loan Documents, and (ii) any action in the enforcement of Bank’s rights upon the occurrence of an Event of Default; provided, however, that the costs and expenses for which Borrower is responsible hereunder in connection with the negotiation, documenting and closing the transactions reflected by the provisions of this Loan Agreement shall not exceed $10,000.00 and shall be subject to the following limitations: (a) travel expenses, meals, word processing time and overtime shall not be included in the costs and expenses for which Borrower is responsible and (b) invoices shall set forth fees and expenses in reasonable detail. To the extent not prohibited by applicable law and subject to the provisions of Section 10.5 hereof, Borrower will pay all reasonable costs and expenses and reimburse Bank for any and all reasonable expenditures of every character incurred or expended from time to time by Bank to third parties for services rendered in connection with Bank=s exercising any of its rights and remedies under this Loan Agreement, the Note, or any of the other Loan Documents, or at law; provided, however, in the case of any matter which is contested by legal proceedings, Borrower shall pay only such fees and costs to the extent ordered by the court. Any amount to be paid hereunder by Borrower to Bank to the extent not prohibited by applicable law, shall bear interest from the date of expenditure until reimbursed to Bank by Borrower at the Default Rate.

10.9 Participation of the Loans. Borrower agrees and consents to Bank’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Bank. Bank may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Bank may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that Bank shall not disclose any information which is not in the public domain to any such purchaser unless such purchaser has signed a confidentiality agreement in form acceptable to Borrower. Borrower additionally waives any and all notices of sale of participation interest, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Bank or against any purchaser of such a participation interest and unconditionally agrees that either Bank or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interest in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that borrower may have against Bank.

10.10 JURY WAIVER. BORROWER, THE OTHER OBLIGATED PARTIES, AND BANK EACH HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.11 Entire Agreement. This Loan Agreement (together with the other Loan Documents) contains the entire agreement among the parties regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings among the parties hereto regarding same.

10.12 Conflicts. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

10.13 Counterparts. To facilitate execution, this Loan Agreement may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Loan Agreement, (a) the signature pages taken from separate individually executed counterparts of this Loan Agreement may be combined to form multiple fully executed counterparts and (b) a facsimile transmission shall be deemed to be an original signature. All executed counterparts of this Loan Agreement shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

10.14 USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the Act.

If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.

Very truly yours,

GUARANTY BANK

By:
Mike McConnell, Vice President

ACCEPTED as of the date first written above.

BORROWER:

STAKTEK HOLDINGS, INC.,
a Delaware corporation

By:
W. Kirk Patterson
Vice President and Chief Financial Officer

DEFINED TERMS

1. Certain Definitions: As used in this Loan Agreement:

“Advance” or “Advances” shall have the meanings set forth in Section 1.1 of the Loan Agreement.

“Applicable L/C Percent” shall mean the following percentages per annum, based upon the Borrower’s Deposit/Sweep Balances:

Pricing Level	Deposit/Sweep Balances	Applicable L/C Percent
Level 1	$5MM <$10MM	1.60%

Level 2	$10MM <$15MM	1.55%

Level 3	$15MM <$20MM	1.50%

Level 4	$20MM <$30MM	1.45%

Level 5	$30MM <$50MM	1.40%

Level 6	$50MM	1.25%

Any increase or decrease in the Applicable L/C Percent resulting from a change in the Deposit/Sweep Balances shall become effective as of the first Business Day following the date a change in Borrower’s Deposit/Sweep Balances occurs that effects such a change in the Applicable L/C Percent.

“Base Rate”, as used herein, means the Base Rate as set by Bank from time to time for the guidance of its loan officers, regardless how such rate is published or otherwise announced, as a general reference rate of interest, taking into account such factors as Bank may deem appropriate, it being understood that many of Bank’s commercial or other loans are not priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer, that Bank may make various commercial or other loans at rates of interest having no relationship to such rate, and that rates on other loans or credit facilities may be based on indices other than the Base Rate.

“Business Day” shall mean any day (other than a Saturday or Sunday) on which Bank is open to conduct all regular business and is not authorized or required to be closed.

“Capital Leases” shall mean capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

EXHIBIT A

“Capitalized Lease Obligations” shall mean the amount of the obligations of Borrower under Capital Leases which would be shown as a liability on a balance sheet of Borrower prepared in accordance with GAAP.

“Capital Stock” shall mean, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation, membership interests in any Person that is a limited liability company and partnership and joint venture interests (general and limited) in any Person that is a partnership or joint venture.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing Date” shall mean the date of this Agreement or such later date as may be agreed to in writing by Bank.

“Credit Facilities” shall have the meaning given such term in Section 1.

“Credit Limit” shall mean an amount equal at any time to the Maximum Committed Amount, less the Letter of Credit Obligations.

“Debt” shall mean as to any Person, all indebtedness as determined in accordance with GAAP and, in any event, shall include (a) all indebtedness secured by any lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness and (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property and (c) all Capitalized Lease Obligations. For all purposes of this Agreement, the Debt of any Person shall include all recourse Debt of any partnership and joint venture in which such Person is a general partner or a joint venturer.

“Default” shall mean any occurrence which, but for the passage of time or giving of notice or both, or the happening of any further condition, event or act, would be an Event of Default.

“Default Rate” shall mean a variable rate per annum equal to the lesser of (a) the Maximum Lawful Rate, and (b) the Base Rate, plus five percent (5%) per annum. The rate per annum at which interest accrues at the Default Rate shall be adjusted without notice to Borrower on the effective date of any change in the Base Rate or the Maximum Lawful Rate, as the case may be.

“Deposit/Sweep Balances” shall mean, collectively, deposit balances and investment balances maintained by Borrower with or through Bank, which balances may be in such type and combination as Borrower may determine in its sole discretion from time to time, including (without limitation) interest bearing accounts, certificates of deposit, demand deposits, sweep accounts and investment accounts.

EXHIBIT A

“EBITDA” shall mean, as to Borrower for any trailing four fiscal quarter period, Net Income plus, without duplication and to the extent deducted in determining Net Income, the sum of (a) Interest Expense, (b) taxes on Borrower’s income, (c) depreciation expense, (d) amortization expense, and (e) extraordinary or unusual losses deducted in calculating Net Income less extraordinary or unusual gains added in calculating such Net Income, in each case determined in accordance with GAAP for such period.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall mean any of the events specified or referred to in Section 9 of this Agreement with respect to which any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, has been satisfied.

“GAAP” shall mean, as to a particular Person and subject to the provisions of Section 2 of this Exhibit A, such accounting practice as, in the opinion of the independent accountants of recognized standing regularly retained by such Person and acceptable to Bank, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the Person furnished to Bank, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in cash flow, of such Person.

“Governmental Authority” shall mean any governmental authority, including that of the United States of America, any State of the United States, any foreign country, and any political subdivision of any of the foregoing, and any domestic or foreign agency, department, commission, board, bureau or court.

“Governmental Requirement” shall mean any law, ordinance, order, rule, regulation or directive (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, a Governmental Authority.

“herein,” “hereof,” “hereto,” “hereunder” and similar terms, shall refer to this Loan Agreement and not to any particular section or provision of this Agreement.

“Interest Expense” shall mean, with respect to Borrower for any period without duplication, interest expense (including the interest component of Capitalized Lease Obligations) net of interest income, whether paid or accrued, on all indebtedness of Borrower for such period determined in accordance with GAAP.

“Issue Fee” shall mean the fee to be paid by the Borrower to the Bank in accordance with the provisions of Section 2.5 of this Agreement.

“Letter of Credit or Letters of Credit” shall mean a letter of credit or letters of credit which are to be issued by Bank for the account of Borrower under the Letter of Credit Facility.

EXHIBIT A

“Letter of Credit Agreement” shall mean an Application for Issuance of Letter of Credit and a Letter of Credit Agreement, each in the form of Bank’s standard version of such documents at the time a Letter of Credit is issued under the Letter of Credit Facility and otherwise in Proper Form.

“Letter of Credit Facility” shall mean the letter of credit facility to be established by Bank for the account of Borrower under this Loan Agreement, as referred to in Section 1.2 hereof.

“Letter of Credit Limit” shall mean the principal amount of $5,000,000.00.

“Letter of Credit Obligations” shall mean the amount of all Letters of Credit which are outstanding at any given time.

“Liabilities” shall mean all indebtedness and other items of indebtedness or liability (except capital and surplus, but including reserves) which in accordance with GAAP would be included in determining total liabilities as shown on a balance sheet.

“Liens” shall mean any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including without limitation any agreement to give or not to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the laws of any jurisdiction (except for the filing of a financing statement or notice in connection with an operating lease).

“Loan Documents” shall mean this Agreement, the Note, the Guaranty Agreements, each Letter of Credit Agreement, and all other security agreements, documents, financing statements, agreements, and certificates executed and delivered by any Person in connection with any thereof.

“Material Adverse Change” shall mean any circumstance or event that (a) can reasonably be expected to cause an Event of Default, (b) otherwise can reasonably be expected to (i) be material and adverse to the continued operation of Borrower and its Material Subsidiaries taken as a whole, or (ii) be material and adverse to the financial condition, business operations, prospects or properties of Borrower and its Material Subsidiaries taken as a whole, or (c) in any manner whatsoever does or can reasonably be expected to materially and adversely affect the validity or enforceability of any of the Loan Documents.

“Material Subsidiary” shall mean each Subsidiary of Borrower which, at any given time, either (a) has revenues equal to or exceeding ten percent (10%) of the aggregate revenues of Borrower and its Subsidiaries on a consolidated basis, or (b) is a U.S. Subsidiary and owns ten percent (10%) or more of the consolidated assets of Borrower and its Subsidiaries, excluding intercompany investments and accounts.

“Maturity Date” shall mean March 9, 2006.

“Maximum Committed Amount” shall mean the principal amount of $20,000,000.00.

EXHIBIT A

“Maximum Lawful Rate” shall mean the maximum rate of nonusurious interest, and the term “Maximum Lawful Amount” shall mean the maximum amount of non-usurious interest permitted with respect to the Indebtedness from time to time by applicable law after taking into account any and all fees, payments, and other charges that constitute interest under applicable law. Unless changed in accordance with applicable law, the applicable rate ceiling under Texas law shall be the weekly ceiling in effect from time to time, as provided in Chapter 303 of the Texas Finance Code (as amended), subject to the provisions of Section 303.009 of the Texas Finance Code (as amended).

“Net Income” shall mean, with respect to any period, net earnings (after taxes) of Borrower for such period, but excluding (i) any gain or loss arising from the sale of capital assets; (ii) any gain arising from any write-up of assets; (iii) earnings of any other Person, substantially all of the assets of which have been acquired by Borrower in any manner, to the extent that such earnings were realized by such other Person prior to the date of such acquisition; and (iv) any gain arising from the acquisition of any securities of a Person.

“Note” shall have the meaning given in Section 2.1 of the Loan Agreement.

“Obligations” shall mean any and all of the covenants, conditions, warranties, representations and other obligations (including obligations to repay the Credit Facilities) made or undertaken by Borrower as set forth in this Loan Agreement, the Note, and any other Loan Documents.

“Permitted Liens” shall mean:

(a) Liens and security interests securing indebtedness owed by Borrower to Bank;

(b) Liens for taxes, assessments, or similar charges either not yet due or being contested in good faith;

(c) Liens of materialmen, mechanics, warehousemen, or carriers, or other like Liens arising in the ordinary course of business and securing obligations which are not yet delinquent;

(d) purchase money Liens or purchase money security interests or Capital Leases upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness or capital lease obligations incurred for the purpose of acquiring such property; and

(e) Liens which, as of the Closing Date, have been disclosed to and approved by Bank in writing.

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association, Governmental Authority or any other form of entity.

“Proper Form” shall mean such form as is reasonably satisfactory in form and substance to Bank and legal counsel for Bank.

“Revolving Credit” shall have the meaning given such term in Section 1.1.

EXHIBIT A

“SARA” shall mean the Superfund Amendments and Reauthorization Act of 1986 as now or hereafter amended.

“Senior Debt” shall mean Debt owing to Bank, plus Capitalized Lease Obligations.

“Senior Debt to EBITDA Ratio” shall mean the ratio of Borrower’s Senior Debt to its EBITDA (for the trailing twelve month period on the date of determination), as determined in accordance with GAAP.

“Subsidiary” shall mean, as to any Person, any other Person in which any Capital Stock having ordinary voting power (other than securities having such power only by reason of the happening of a contingency) is owned by such Person, or one or more Subsidiaries of such Person or a combination thereof.

“Tangible Assets” shall mean the total of all assets of Borrower, as determined in accordance with GAAP, less the sum of the following:

(a) All intangibles such as goodwill, trademarks, tradenames, franchises, copyrights, patents, licenses and any rights thereof;

(b) Unamortized discounts and expenses;

(c) Reserves not deducted for accounting purposes from the related assets;

(d) All capitalized future tax benefits; and

(f) All other assets as are properly classified as intangible assets in accordance with GAAP.

2. Other Documents; Accounting Terms. All terms defined in this Agreement shall be used with such defined meanings when used in any note, certificate, schedule, report or other document made or delivered pursuant to this Agreement, unless specifically required otherwise. Each accounting term not specifically defined herein shall have the meaning given in accordance with GAAP and, when applied to a Person, shall mean such Person and its Subsidiaries on a consolidated basis, unless otherwise expressly stated. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principal or practice and such change results in a change in the method or calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Bank agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change with the desired result being that the criteria for evaluating the Borrower’s financial condition shall be the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Bank, all financial covenants, standards and terms in this Agreement shall continue to be calculated as if such change had not occurred.

EXHIBIT A

3. Use of Pronouns. Terms defined or used in the singular shall include the plural, and those in the plural shall include the singular, unless the context shall otherwise require, and the use of masculine, feminine and neuter pronouns shall include each gender as the context may require.

4. Amendments, Etc. Unless the context otherwise requires or unless otherwise provided, the terms defined in Section 1 of this Exhibit A which mean or refer to a particular agreement, instrument or document shall also mean, refer to and include when appropriate all amendments, renewals, extensions, substitutions and modifications of such agreement, instrument or document, provided that nothing contained in this Section 4 shall be construed to authorize the execution or entering into by any Person of any such renewal, extension or modification except as may be permitted by other provisions of this Agreement.

EXHIBIT A

GENERAL CONDITIONS OF BORROWING

1. Closing Proceedings. The making of each advance under the Loans shall be subject to the following conditions, in addition to those stated in other provisions of this Agreement, which shall each have been and remain at the time satisfied by Borrower or waived by Bank:

1.1 This Loan Agreement shall have been duly and validly executed and delivered by Borrower and Bank and Borrower shall have duly and validly executed and delivered or caused to be executed and delivered to Bank the Note, and all other Loan Documents, and each Loan Document which is to be filed or recorded shall have been properly filed or recorded and the fees and taxes, if any, for filing or recording the same shall have been paid by Borrower.

1.2 There shall have occurred no Material Adverse Change.

1.3 No event shall have occurred and then be continuing (or would occur after giving effect to the Loans) which constitutes (or would constitute after giving effect to the Loans) an Event of Default and a certificate to such effect signed by the President or a Vice President of Borrower shall be delivered to Bank.

1.4 Each and all of the representations and warranties of Borrower in this Loan Agreement and the other Loan Documents shall be true, correct and accurate as of the date any Loan is requested and a certificate to such effect signed by the President or a Vice President of Borrower shall be delivered to Bank.

1.5 Borrower shall have delivered or caused to be delivered to Bank in Proper Form:

(a) Evidence that all necessary action on the part of Borrower and each Material Subsidiary has been taken with respect to the execution and delivery of this Agreement and the other Loan Documents and the performance of their respective terms and the consummation of the transactions contemplated hereby and thereby, so that this Agreement and all Loan Documents to be executed and delivered by or on behalf of Borrower or any Material Subsidiary will be valid and binding upon Borrower and the person or entity executing and delivering such document;

(b) Such documents, instruments, certificates and public authority documents as Bank may reasonably require to evidence the status, organization or authority of Borrower and each Material Subsidiary.

1.6 Borrower shall have duly and timely performed each and all of its agreements and undertakings contained in this Loan Agreement.

1.7 Bank shall have received payment of all fees and reimbursement of all reasonable attorneys’ fees and expenses incurred by Bank in connection with the preparation, negotiation and consummation of the loan transaction evidenced by this Loan Agreement and the other Loan Documents.

EXHIBIT B

1.8 Borrower shall have obtained and furnished to Bank evidence of the existence of insurance and endorsements thereto as required pursuant to the provisions of Section 5.6 hereof and shall have paid all premiums therefor.

1.9 Bank shall have completed all due diligence deemed necessary in its sole discretion, and all such information revealed in connection with such due diligence shall be acceptable to Bank in its sole discretion.

1.10 All necessary consents shall have been obtained and copies and other evidence thereof as Bank may reasonably require.

2. General Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Loan Agreement and the other Loan Documents and all documents incident hereto or thereto, and all actions necessary to evidence, create, and perfect the security interests contemplated hereby, shall have been taken and be in Proper Form and Bank shall have received copies of all documents which it may reasonably request in connection with such transactions and all corporate proceedings with respect thereto, in Proper Form.

3. Sole Benefit of Bank. All conditions precedent to the obligation of Bank to make the Loans are imposed hereby solely for the benefit of Bank and no other party may require satisfaction of any such condition precedent or be entitled to assume that Bank will refuse to make the Loans in the absence of strict compliance with such conditions precedent. Any requirement of this Loan Agreement may be waived by Bank, in whole or in part, at any time. Any requirement herein of submission of evidence of the existence or non-existence of a fact shall be deemed, also, to be a requirement that the fact shall exist or not exist, as the case may be, and without waiving any condition or obligation of Borrower, Bank may at all times independently establish to its satisfaction such existence or non-existence.

EXHIBIT B

COMPLIANCE CERTIFICATE

Date:                     , 200

TO:	Guaranty Bank
301 Congress Avenue, Suite 1500
Austin, Texas 78701

In accordance with the provisions of Section 8.3 of that certain Loan Agreement (the “Loan Agreement”) dated as of March 10, 2005, by and between Staktek Holdings, Inc., a Delaware corporation (the “Borrower”) and Guaranty Bank (the “Lender”), the undersigned, as the [chief financial officer/chief executive officer] of the Borrower, hereby certifies as of                     , 200     (the “Certification Date”) to the best of his knowledge to the following:

1. As of the Certification Date, the Borrower’s compliance with the following provisions of the Loan Agreement was as show below:

Section Reference	Covenant Description	Required	Actual	Compliance Yes No
7.1	Tangible Net Worth	No less than $70,000,000		______ ______

7.2	EBITDA	$3,000,000 or more		______ ______

7.3	Senior Debt to EBITDA Ratio	No greater than 2.00 to 1.00		______ ______

2. As of the Certification Date, no Event of Default (or event, which after notice or lapse of time or both, would be an Event of Default) had occurred [other than     . Such Event is not continuing or, if continuing, the Borrower is taking the following steps to cure the same:            .]

3. Terms used herein and not otherwise defined are used with the same meanings given such terms in the Loan Agreement.

STAKTEK HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C

LITIGATION

Helen Holzwasser v. Staktek Holdings, Inc.

(a class action securities lawsuit filed in the U.S. District Court of New Mexico)

Schedule 3.5